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                                                                    EXHIBIT 23.2

               CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS


We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form S-3) and related Prospectus of HealthAxis Inc. for the registration of 14,500,000 shares of its common stock and to the incorporation by reference therein of our report dated February 26, 2002, except for Notes 26 and 27, as to which the date is June 11, 2002, with respect to the consolidated financial statements of HealthAxis Inc. as of and for the year ended December 31, 2001, included in its Current Report on Form 8-K dated August 29, 2002, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Dallas, Texas
August 23, 2002